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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Genomic Solutions K.K. - Tokyo, Japan
Genomic Solutions Limited - Huntingdon, England
Cartesian Technologies, Inc. -- a Delaware corporation
Proteomic Solutions, Inc. -- a Delaware corporation
3883493 Canada, LTD -- a wholly-owned subsidiary of our Proteomic Solutions, Inc. based in Winnipeg, Manitoba, Canada